STERLING SUGARS, INC.
                              P.  O. BOX 572
                         FRANKLIN, LOUISIANA 70538


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


 The Annual Meeting of Stockholders of Sterling Sugars, Inc. will be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana, on Thursday, November 21, 2002 at 10:00 a.m. for the following purposes:

   1. Election of directors to serve for one year or until their successors are elected and qualified.

   2. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

 The close of business on September 27, 2002 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting.



                                       By order of the Board of Directors




                                       J. Patout Burns, Jr.
                                       Secretary

  Franklin, Louisiana
  November 7, 2002

                            YOUR VOTE IS IMPORTANT

  Whether or not you expect to attend the meeting, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. You may, of course, later revoke your proxy and vote in person.






















                             STERLING SUGARS, INC.
                                P. O. BOX 572
                           FRANKLIN, LOUISIANA 70538


                               PROXY STATEMENT

 The enclosed proxy is solicited by the Board of Directors of Sterling Sugars, Inc. ("the Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on November 21, 2002 at the St. Mary Parish Library, 206 Iberia Street, Franklin, La. and at any adjournments thereof. If properly and timely completed and returned, the proxy will be voted in the manner you specify thereon. If no manner is specified, the proxy will be voted for election of the nominees for director hereinafter named.

 The proxy may be revoked at any time before it is voted and you may vote in person if you attend the meeting.

 The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone and personal contacts.

 It is expected that this proxy statement and related materials will first be mailed to stockholders on or about November 7, 2002.


                            STOCKHOLDERS' PROPOSALS

 In order for proposals by stockholders to be considered for inclusion in the proxy and proxy statement relating to the year 2003 Annual Meeting of Stockholders, such proposals must be received at the Company's principal executive office no later than June 30, 2003.

                              VOTING SECURITIES

 Only stockholders of record as of the close of business on September 27, 2002 are entitled to vote at the meeting. At that time, 2,500,000 shares of the Company's Common Stock (being the Company's only class of authorized stock) were outstanding. Each share is entitled to one vote.

                             ELECTION OF DIRECTORS

  In accordance with the Company's by-laws, seven directors are to be elected at the annual meeting to serve a term of one year from November 21, 2002 or until their successors are elected and qualified. The election of directors shall be determined by a majority of the votes actually cast, and the abstention or failure of any stockholder to vote will not affect this determination. Each shareholder is entitled to one vote per share. The Board of Directors recommends a vote for all the director nominees listed below. Unless you specify otherwise, proxy holders will vote for election of the management nominees named below. Should any of the nominees become unavailable for election, which is not anticipated, proxy holders may, in their discretion, vote for other nominees recommended by the Board.

  The following table lists the nominees for election as director and shows as of September 20, 2002, the beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company's outstanding common stock by each nominee and by all directors and executive officers as a group:




                                       First      Shares
                                       Elected  Benficially   Percent of
      Name                      Age   Director     Owned        Class
------------------------------------------------------------------------
 Bernard E. Boudreaux, Jr.      65      1996       1,000         *
 Dr. James Patout Burns, Jr.    62      1994   1,569,878 (2)   62.80%
 Craig P. Caillier              40      1996         100         *
 Peter V. Guarisco   (4)        74      1986     511,531 (3)   20.46%
 Victor Guarisco, II (4)        38      1992      18,990         *
 Edwin Patout                   54      2001         100         *
 Mark Patout (5)                49      2001           0         *

 All directors and named
 executive officers as a group                 2,101,599       84.06%
-----------------------------------------------------------------------
 * Less than 1%

 (1) Based on information furnished by nominees. Includes direct and indirect ownership and, unless otherwise indicated, includes sole voting and investment power with respect to reported holdings.

 (2) Includes shared voting and investment power with respect to 1,569,378 shares owned by M. A. Patout & Son, Ltd.

 (3) Mr. Guarisco's reported holdings reflect shared voting and investment power with respect to 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned by Capital Management Consultants, Inc. Mr. Guarisco disclaims beneficial ownership of such shares.

 (4)  Peter V. Guarisco is the father of Victor Guarisco, II.

 (5)  Mark Patout is a distant relative of Edwin Patout.

 (6)  See also "Information Concerning Management - Executive Officers".

 Business Experience of Directors
 --------------------------------
    The following paragraphs describe all Company offices held by nominees and their principal occupations for the last five years.

    Bernard E. Boudreaux, Jr. is Chairman of the Board and general counsel of the Company. He was formerly District Attorney, Sixteenth Judicial District of Louisiana. He is now Executive Counsel to the Governor of Louisiana.

    Dr. James Patout Burns, Jr., Secretary of the Company, is the Edward A. Malloy Professor of Catholic Studies at Vanderbilt Divinity School, Nashville, Tennessee. Dr. Burns was formerly Thomas and Alberta White Professor of Christian Thought and Chair of the Program in Religious Studies at Washington University, St. Louis, Missouri.

    Craig P. Caillier is President and Chief Executive Officer of the Company.

    Peter V. Guarisco is Chairman of the Board and President of Hellenic, Inc., a privately owned company having diverse business interests, Morgan City, Louisiana.

    Victor Guarisco, II is President of Cottonwood, Inc., a privately owned real estate management and development company, Morgan City, Louisiana.

    Edwin Patout is Chairman of the Board of M. A. Patout & Son, Ltd. and an Attorney-at-Law engaged in private legal practice, New Iberia, Louisiana.

    Mark Patout is a sugarcane farmer, Jeanerette, Louisiana.


 Directors' Compensation
 -----------------------
    With the exception of Mr. Caillier, President and CEO, Directors receive an annual retainer of $5,000 and reimbursement for travel and related expenses incurred in attending board and committee meetings. All Directors receive an attendance fee of $500 per meeting.

 Board Compensation Committee Report on Executive Compensation
 -------------------------------------------------------------
     The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. Mr. Caillier's compensation is based on his performance and the overall profitability of the Company, as well as the Board's forecasted future performance as determined in the best judgment of the Board. Mr. Caillier's compensation is not directly tied to one specific factor such as an increase in the price of the Company's stock, return on equity or net profit and there are no specific formulas used in the calculation of compensation.

                           COMMITTEES OF THE BOARD
 Nominating or Compensation
 --------------------------
    The Company has no standing nominating or compensation committees or committees performing similar functions.

 Audit and Ethics Committee
 --------------------------
    The Company's Audit and Ethics Committee is empowered to engage and evaluate the performance of the Company's public accountants and assist the Board of Directors in fulfilling its responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee has not adopted a written charter. The Committee is independent under the listing standard of the Nasdaq National
 Market.   The Committee met once in fiscal 2002 and reviewed the audited financial statements with management and discussed the material required by the Statement on Auditing Standards No. 61 with the independent auditors. The Committee reviewed the written disclosure letter from the independent accountant required by the Independent Standard Boards Standard No. 1 and discussed with the independent accountant the independent accountant's independence.

    Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2002 as filed with the Securities and Exchange Commission.

    Submitted by the Audit Committee: Bernard E. Boudreaux, Jr., Peter V. Guarisco and Edwin Patout.

 Meetings of the Board of Directors
 ----------------------------------
    Three meetings of the Board of Directors were held during the last fiscal year. Directors attended all meetings with the exception of one meeting missed by Mr. Victor Guarisco and Mr. Mark Patout.

 Compensation Committee Interlocks and Insider Participation in Compensaton
 --------------------------------------------------------------------------
 Decisions
 ---------
    The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. None of the directors had any relationship requiring disclosure under the caption "Compensation Committee Interlocks and Insider Participation". Mr. Caillier nor any officer (with the exception of Mr. Burns, Secretary of the Company), former officer or employee of the Company participates in the determination of executive compensation.

 Beneficial Owners of More Than 5% of the Company's Outstanding Stock
 --------------------------------------------------------------------

    The following table provides information as of September 20, 2002 concerning each stockholder known by the Company to be the beneficial owner (as determined by Rule 13d-3 of the Securities and Exchange Commission) of more than five percent (5%) of its outstanding stock:

 Name and Address of                      Shares Beneficially    Percent of
   Beneficial Owner                            Owned (1)            Class
 ---------------------------------------------------------------------------

 M. A. Patout & Son, Ltd.                     1,569,378             62.78%
 3512 J. Patout Burns Road
 Jeanerette, Louisiana 70544

 Peter V. Guarisco                              511,531(2)          20.46%
 P. O. Box 2588
 Morgan City, Louisiana 70380

 Capital Management Consultants, Inc.           204,431(2)           8.18%
 P. O. Box 2588
 Morgan City, Louisiana 70380

 Hellenic, Inc.                                 143,100(2)           5.72%
 P. O. Box 2588
 Morgan City, Louisiana 70380
 ---------------------------------------------------------------------------

 (1) Based on information furnished by beneficial owners. Includes direct and indirect ownership and, unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.

 (2) Includes 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned of record by Capital Management Consultants, Inc. Mr. Guarisco shares voting and investment power with respect to such shares. Mr. Guarisco disclaims beneficial ownership of these shares.

                       INFORMATION CONCERNING MANAGEMENT

 Executive Officers
 ------------------
     The table below sets forth the beneficial ownership of the named executive officer.
                                      Shares Beneficially
          Name              Age             Owned         Percent of Shares

  Craig P. Caillier         40               100               .004%
  Chief Executive Officer
  and Director
 --------------------------------------------------------------------------

 Business Experience of Executive Officers
 -----------------------------------------
    Craig P. Caillier, for five years prior to his association with the Company, was Assistant General Manager and Secretary/Treasurer of M. A. Patout & Son, Ltd., Jeanerette, La. Before his election as President and CEO of the Company, he was Senior Vice President and General Manager of the Company.
                                       6






 Executive Compensation

       Mr. Caillier, the Company's President and Chief Executive Officer, became an executive officer of the Company in fiscal 1994. The following table sets forth information concerning Mr. Caillier's compensation during the Company's last three fiscal years.

                             ANNUAL COMPENSATION

 Name and Principal                                         Other Annual
    Position              Year     Salary      Bonus       Compensation (1)
 ---------------------------------------------------------------------------
 Craig P. Caillier        2002    $25,000    $   0           $      750
 President and CEO        2001     72,500      49,716             2,536
                          2000     90,000      38,684             3,861
 ---------------------------------------------------------------------------
(1) Company contributions to 401(k) savings plan.

      As amended in 1986, the Company's Retirement Plan provides benefits at retirement to full-time salaried and hourly factory employees and to full-time agricultural employees who are at least 21 years of age and have at least one year of service. Contributions to the plan, which are funded entirely by the Company, are computed on an actuarial basis. The plan classifies employees as agricultural and factory employees. Benefits for factory employees (a classification that includes the Company's executive officers) are determined by multiplying the employee's years of service by the sum of (i) .60 percent times Final Average Earnings up to Covered Compensation and (ii) 1.20 percent times Final Average Earnings in excess of Covered Compensation. The term "Covered Compensation" means the average annual earnings used to calculate the participant's social security benefit. This average covers his entire employment history (including employment prior to employment by Sterling Sugars, if any), and assumes continued employment to age 65. It also assumes that, during each year of employment, the participant always earned the maximum amount subject to social security withholding (the Taxable Wage Base). Each year, the Plan's actuaries provide a table that determines the Covered Compensation level for participants reaching age 65 in each of the succeeding years. The Covered Compensation level increases over time (generally every year) as the Taxable Wage Base itself increases. As a result, Covered Compensation is relatively low for participants nearing the average retirement age of 65 and increases for younger participants. The actual final determination of a Participant's Covered Compensation amount is therefore made at the time of termination of employment or retirement.

      Mr. Caillier is 40 years old and has approximately eight years of credited service. Set out below is a table that shows the estimated annual pension benefits for employees retiring at age 65 with varying years of credited service and final earnings.

                                PENSION TABLE

                                         Years of Service
                             --------------------------------------
  Final Earnings             10        15        20         25
 ------------------------------------------------------------------
    $  50,000            $ 4,632   $ 6,948   $ 9,264   $  11,580
       75,000              7,632    11,448    15,264      19,080
      100,000             11,632    15,948    21,264      26,580
 ------------------------------------------------------------------

      Effective February 1, 1992 the Company established the Sterling Sugars, Inc. Employee's Savings Plan and Trust for the benefit of all eligible full-time salaried and hourly employees and full-time salaried agricultural employees who are at least 21 years old and have completed at least one year of service with the Company. The Plan is referred to as a 401(k) retirement plan, a form of a defined contribution plan. Through elective deferrals, employees may contribute from one to six percent of their annual gross compensation into the Plan. The Company is obligated to match contributions to the extent of fifty percent of the first six percent of an employee's elective deferrals. Any additional Company contributions are discretionary.

      The Plan was amended effective February 1, 1994 to change eligibility requirements and investment election dates and to credit service for a related employer. Newly hired employees are now eligible to participate on the first day of the calendar month following completion of age and service requirements. Investment changes will be made effective April 1 instead of February 1 and October 1 instead of August 1 of each year. Credited service was also amended to include service with M. A. Patout & Son, Ltd., a related employer.
       On August 1, 2000, the Company established a nonqualified deferred compensation plan for a select group of management and highly compensated employees. An employee is eligible to become a participant in the plan if such employee is designated as a participant by the Board of Directors or the Plan Administrator in writing. Employees so designated can elect to defer up to 100% of their compensation from the Company including bonuses. The Board of Directors has designated Craig Caillier, President & CEO of the Company and Rivers Patout, Vice President, Property Development, as
 participants in the plan.   As of July 31, 2002, Mr. Caillier had deferred
 compensation of $29,800 and Mr. Patout had deferred $13,299. At retirement, benefits are paid to participants from general corporate assets and the corporation's obligation under the plan shall be an unfunded and unsecured promise to pay.


 Stock Performance Graph
 -----------------------
     The following graph presents the cumulative total return on the Company's common stock for the five year period ended July 31, 2002 compared to the cumulative total return assuming reinvestment of dividends for all stocks quoted on the NASDAQ Market Value Index. Because there is no published industry or line of business index comparable to the Company, a peer group was selected based on similar publicly traded companies with market capitalization of approximately $15 million as of July 31, 2002.

  Year         Sterling        NASDAQ       Peer Group
 ------------------------------------------------------
 1997            100            100            100
 1998            110            120             85
 1999            107            170             86
 2000             93            247             57
 2001             94            135             22
 2002             90             91             10

 Certain Transactions
 ---------------------
      Mr. Bernard E. Boudreaux, Jr., Chairman of the Board of the Company, served in fiscal 2002 and will serve in fiscal 2003, as general counsel for the Company on a retainer basis.

      Mr. Edwin Patout, a director of the Company and an Attorney, does not perform any legal services for the Company.

      Mr. Mark Patout, a director of the Company and a sugarcane farmer, does not have any business relationship with the Company other than his directorship.

 Other Information
 -----------------
      Persons who are directors or executive officers of the Company, and persons who beneficially own more than 10% of the Company's common stock, are required to file with the Securities and Exchange Commission periodic reports of changes in their ownership of the Company's stock. Based solely on a review of the forms furnished to the Company pursuant to the rules of the Securities and Exchange Commission, such persons complied with the filing requirements during the last three fiscal years of the Company.


                           INDEPENDENT ACCOUNTANTS

 Independent Accountants
  ----------------------

     It is anticipated that Broussard, Poche', Lewis & Breaux, LLP will be asked to serve as the Company's independent public accountants for the fiscal year ending July 31, 2003. A representative of the firm is expected to be present at the annual meeting and to be available to respond to appropriate questions. He will have the opportunity to make a statement if he desires.


 Audit Fees and Related Matters
 ------------------------------
     Broussard, Poche', Lewis & Breaux, LLP was paid $11,000 for the audit of the Company's financial statements for the fiscal year ended July 31, 2002.

     The independent accountants did not render professional services to the Company relating to financial information systems design and implementation during the fiscal year ended July 31, 2002.

     The Company was billed $3,384 by Broussard, Poche', Lewis & Breaux, LLP for review of quarterly reports filed with the Securities and Exchange Commission and for preparation of the Company's federal and state income tax returns. The Audit Committee has considered whether these non-audit services are compatible with maintaining the independence of the Company's independent auditors, Broussard, Poche', Lewis & Breaux, LLP.

                                  OTHER MATTERS

     The matters to be acted upon at the Annual Meeting of Stockholders are set forth in the accompanying notice. The Board knows of no other business to come before the meeting, but if other matters requiring a vote are properly presented to the meeting or any adjournments thereof, proxy holders will vote, or abstain from voting hereon in accordance with their best judgment.

                                         By Order of the Board of Directors



                                         J. Patout Burns, Jr.
                                         Secretary